Exhibit 99.1

Security With Advanced Technology Raises $3.7 Million in Warrant Conversion

Westminster, CO — January 4, 2008 — Security With Advanced Technology, Inc. (Nasdaq: SWAT) announced today that it has closed on approximately $3.7 million in funding from a warrant conversion offering, generating funds to be used for product sales support, inventory, working capital and general corporate expenses. Warrants issued by the Company in private placements in October 2006 and March and April 2007 with exercise prices ranging between $4.75 and $9.00 as well as certain outstanding placement agent warrants with exercise prices ranging between $4.92 and $5.00 were eligible to participate in the warrant conversion at $.50 per warrant. The holders of approximately 90% of the total eligible warrants outstanding elected to participate in the funding. An aggregate of approximately 7,478,000 warrants were surrendered in exchange for the issuance of 747,800 shares of the Company’s Series B Preferred Stock. The closing of the warrant conversion was completed effective December 31, 2007.

Each share of Series B Preferred Stock is convertible into ten shares of the Company’s common stock upon the later of six months following the closing date of the offering and the Company’s receipt of shareholder approval of the conversion. If the Company’s shareholders have not approved the conversion of the Series B Preferred Stock into common stock on or before the first anniversary of the closing date of the offering, the holders of the Series B Preferred Stock have the right to require the Company to redeem their Series B Preferred Stock for cash at a price per share of Series B Preferred Stock equal to $5.00, subject to certain adjustments, plus simple interest on such price per share at the rate of 6% per annum. The Series B Preferred Stock is non-voting and ranks pari passu with the Company’s Series A Preferred Stock.

In connection with the warrant conversion, the Company granted the investors one demand and one piggyback registration right covering the shares of common stock underlying the Series B Preferred Stock. The registration rights commence six months after the closing date of the offering.

Jeff McGonegal, CEO of Security With Advanced Technology, noted “Product introduction delays and resulting revenue shortfalls resulted in significant losses and cash burn in 2007 that was very disappointing to the SWAT management team. While the IM-5 Avurt launcher continues in test mode to determine if velocity and projectile breakage issues can be overcome, we are seeing optimism with product advancement, especially the new Mark-IV product that we anticipate being in production and available for sale in the first quarter of 2008. With the level of cash burn in 2007, after giving effect to the recent significant expense reductions, it was clear that additional funding was needed to allow SWAT to operate into 2008. While the conversion rate was lower than would have been desired, negotiations with our lead investor in the 2006 and 2007 offerings made it clear that such a conversion rate was necessary to complete the funding and provide us with this needed cash infusion.”

About Security With Advanced Technology, Inc.
Security With Advanced Technology, Inc. is an emerging provider of critical, high-tech security products and services, which include non-lethal protection devices, tactical training services, surveillance and intrusion detection systems and mobile digital video surveillance solutions. SWAT’s products and services are designed for government agencies, military and law enforcement, in addition to transportation, commercial facilities and non-lethal personal protection segments. For additional information visit www.swat-systems.com or call the corporate headquarters at (800) 498-7965. Information on SWAT’s website does not comprise a part of this press release.

Forward-Looking Statement Disclaimer

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize, including, without limitation, the ability to complete development of and sell its products at acceptable margins or at all, the efficacy of the company’s non-lethal products and services, the company’s ability to secure its ownership of, right to use and protect its intellectual property and proprietary technology, the company’s ability to launch its non-lethal products and services, the company’s ability to successfully defend its lawsuit with PepperBall Technologies, Inc and the company’s ability to remain solvent. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the company does not intend to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC.

Company contacts:
     Jeff McGonegal, CEO - 303/ 475-3786
     Greg Pusey, Chairman - 303/ 722-4008